
LONE STAR INDUSTRIES, INC.
SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(In Thousands)

                                Balance                                            Balance
                               Beginning    Additions                 Other (1)      End
Classification                  of Year      at Cost    Retirements    Changes     of Year


1993

Land                             $21,243         $169            -         $522     $21,934
Buildings and equipment          623,058       17,015        2,148       (4,652)   $633,273
Construction in progress           6,737       (2,624)           -            3       4,116
Automobiles and trucks            17,610        4,238          163         (501)     21,184
Other, principally property
  rights                           2,255          201            -         (133)      2,323
                                $670,903      $18,999       $2,311      ($4,761)   $682,830

1992

Land                             $21,394         $211          $92        ($270)    $21,243
Buildings and equipment          613,260       14,709          687       (4,224)    623,058
Construction in progress           4,168        2,593            -          (24)      6,737
Automobiles and trucks            13,443        4,609          490           48      17,610
Other, principally property
  rights                           1,953            -            -          302       2,255
                                $654,218      $22,122       $1,269      ($4,168)   $670,903



1991

Land                             $21,745          $10         $646         $285     $21,394
Buildings and equipment          578,841       42,120        5,949       (1,752)    613,260
Construction in progress          32,517      (26,950)         269       (1,130)      4,168
Automobiles and trucks            10,851        2,376          975        1,191      13,443
Other, principally property
  rights                           2,197           56            -         (300)      1,953
                                $646,151      $17,612       $7,839      ($1,706)   $654,218



(1)  Other changes in 1993 consist primarily of the disposition of a small construction aggregates operation and a cement terminal.  Other changes in 1992 consist of the application of a reserve, for certain fixed assets which are leased to a third party, to reduce their carrying value to the value of the lease payments and a foreign exchange loss related to the translation of the fixed asset balances of the company's
Canadian subsidiary partly offset by the reclassification of a cement terminal which was previously included in the company's restructuring
program and classified as assets held for sale.   Other changes in 1991
consisted primarily of the disposition of fixed assets related to the sale of the capital stock of Compania Uruguaya de Cemento Portland, partly offset by the reclassification of certain assets from assets held for sale.


                                               95